UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	September 21, 2005
FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)
Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 21, 2005, the Board of Directors (the “Board”) of FairPoint Communications, Inc. (the “Company”) approved a grant of 50,000 restricted shares (the “Restricted Stock”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), under the Company’s 2005 Stock Incentive Plan to John P. Crowley, the Company’s Executive Vice President and Chief Financial Officer, pursuant to the terms of a restricted stock agreement dated September 21, 2005 (the “Restricted Stock Agreement”). The Restricted Stock will vest in four equal annual installments beginning on September 22, 2006. Unlike the shares of Common Stock awarded to certain of the Company’s executive officers in connection with the Company’s initial public offering which are not entitled to receive dividends until such shares have vested, the Restricted Stock is entitled to receive dividends immediately. The Restricted Stock Agreement is filed as Exhibit 10.1 hereto.

Item 7.01 – Regulation FD Disclosure

On September 21, 2005, the Board declared a dividend of $0.39781 per share (the “Dividend”) on the Common Stock. The Dividend is payable on October 19, 2005 to shareholders of record at the close of business on October 3, 2005.

Item 8.01 – Other Events

On September 21, 2005, the Company issued a press release announcing the Dividend. A copy of the press release is being furnished by being attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
10.1	Restricted Stock Agreement with John Crowley dated September 21, 2005.
99.1	Press Release dated September 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
Name:	John P. Crowley
Title:	Executive Vice President and
Chief Financial Officer

Date: September 23, 2005